EXHIBIT 99.1
News Release

For Immediate Release

Novelis Reports First Quarter of Fiscal Year 2013 Results
Company Continues to Execute on Strategic Plans

•	Net income, excluding special items, of $91 million, up 20% YoY

•	Adjusted EBITDA of $259 million, down 15% YoY

•	Solid Liquidity of $868 million

•	Global Rolling & Recycling Expansions Progressing Well

•	Continued Footprint & Product Portfolio Optimization

ATLANTA, August 14, 2012 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $91 million for the first quarter of fiscal 2013, compared to $62 million reported for the same period last year. Excluding tax-effected special items in both periods, net income for the first quarter of 2013 remained $91 million, compared to $76 million for the same period in 2012, representing a 20 percent increase year-over-year.
Adjusted EBITDA was $259 million for the first quarter of 2013, compared to the Company’s all time record of $306 million reported for the same quarter in 2012, primarily a result of decreased volumes and lower scrap benefits year-over-year. Compared to the fourth quarter of 2012, Adjusted EBITDA increased 11 percent sequentially, driven primarily by strengthening global demand in the Company’s end markets.
“As expected, EBITDA increased sequentially as we saw market demand firm in most of our regions but decreased on a year-over-year basis, primarily due to the loss of some can business in North America, a meaningful decrease in scrap benefits as well as some production and supply chain disruptions we faced early in the quarter. Despite this, we’ve successfully offset the lost volumes going forward and resolved these production issues. In fact, we ended the first quarter very strong with June operating at levels not seen in nearly a year,” said Phil Martens, Novelis President and Chief Executive Officer.

“In addition, we continued to execute on our strategy, closing non-core and underperforming assets in the quarter in both Europe and Canada, while staying focused on our various expansions globally. We continue to see strong global demand in our premium product segments and the addition of nearly 900 kilotonnes of capacity over the next several years will allow us to capture this significant growth going forward,” said Martens.

Shipments of aluminum rolled products totaled 722 kilotonnes for the first quarter of fiscal 2013 compared to shipments of 767 kilotonnes for the same period last year, primarily due to the factors previously discussed as well as some softness in Asia due to economic uncertainty in Europe and China.
Net sales for the first quarter of fiscal 2013 were $2.6 billion, an 18 percent decrease compared to the $3.1 billion reported in the same period a year ago. This decrease was mainly the result of a decrease in volumes and a $626 per tonne decline in average aluminum prices when compared to the previous year, which was partially offset by favorable conversion premiums.

(in $M)	Q1FY13	Q4FY12
	6/30/2012	3/31/2012
Cash and cash equivalents	$263	$317
Overdrafts	(2)	-
Gross availability under the ABL facility	607	704
Total Liquidity	$868	$1,021

(in $M)	Q1FY13	Q1FY12
	6/30/2012	6/30/2011
Free Cash Flow	$(169)	$(194)
Capex	167	67
Free Cash Flow before Capex	$(2)	$(127)

For the first quarter of fiscal 2013, Novelis reported solid liquidity of $868 million. Free cash flow was a negative $169 million for the first quarter of 2013, primarily due to capital investments of $167 million and a $107 million bond interest payment. “We expect to generate strong cash flow going forward, enabling us to continue investing in our strategic global rolling and recycling expansions in North America, South America, Europe and South Korea. All of these expansions are progressing well, with our South Korea recycling and Brazil rolling capacity projects on track to come online at the end of this year,” said Steve Fisher, Chief Financial Officer for Novelis.

Business Outlook
The Company continues to see solid demand going forward in all of its operating regions. In addition, it expects free cash flow to remain negative in the second and third quarters as capital expenditures on strategic investments peak.

Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through June 30, 2012. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.

First Quarter of Fiscal 2013 Earnings Conference Call
Novelis will discuss its first quarter of fiscal 2013 results via a live webcast and conference call for investors at 9:00 a.m. ET on Tuesday, August 14, 2012. Participants may access the webcast at https://cc.callinfo.com/r/1q5a3idfmjr9g. To join by telephone, dial toll-free in North America at 800 728 2056, India toll-free at 0008001007929 or the international toll line at +1 212 271 4651. Access information may also be found at www.novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world’s largest recycler of used aluminum cans. For fiscal year 2012, the company operated in 11 countries, had more than 11,000 employees and reported revenue of $11.1 billion. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer.  Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Net Income excluding Special Items, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  Examples of forward-looking statements in this news release include our expectations for free cash flow generation and our projected capital expenditures through the end of the fiscal year.  Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Fiona Bell	Isabel Janci
+1 404 760 6585	+1 404 760 4164
fiona.bell@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Quarter Ended
	June 30,
	2012	2011
	(unaudited)
Net sales	$2,550	$3,113
Cost of goods sold (exclusive of depreciation and amortization)	2,202	2,708
Selling, general and administrative expenses	102	95
Depreciation and amortization	73	89
Research and development expenses	12	12
Interest expense and amortization of debt issuance costs	74	77
Gain on assets held for sale	(5)	—
Restructuring charges, net	5	19
Equity in net loss of non-consolidated affiliates	2	2
Other income, net	(27)	(25)
	2,438	2,977
Income before income taxes	112	136
Income tax provision	21	59
Net income	91	77
Net income attributable to noncontrolling interests	—	15
Net income attributable to our common shareholder	$91	$62

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions)

	June 30, 2012	March 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$263	$317
Accounts receivable, net
— third parties (net of allowances of $5 and $5 as of June 30, 2012 and March 31, 2012, respectively)	1,305	1,331
— related parties	29	36
Inventories	1,076	1,024
Prepaid expenses and other current assets	94	61
Fair value of derivative instruments	99	99
Deferred income tax assets	138	151
Assets held for sale	4	81
Total current assets	3,008	3,100
Property, plant and equipment, net	2,740	2,689
Goodwill	611	611
Intangible assets, net	669	678
Investment in and advances to non–consolidated affiliates	648	683
Fair value of derivative instruments, net of current portion	2	2
Deferred income tax assets	87	74
Other long–term assets
— third parties	164	168
— related parties	15	16
Total assets	$7,944	$8,021
LIABILITIES AND SHAREHOLDER EQUITY
Current liabilities
Current portion of long–term debt	23	23
Short–term borrowings	119	18
Accounts payable
— third parties	1,219	1,245
— related parties	48	51
Fair value of derivative instruments	107	95
Accrued expenses and other current liabilities	423	476
Deferred income tax liabilities	28	34
Liabilities held for sale	—	57
Total current liabilities	1,967	1,999
Long–term debt, net of current portion	4,315	4,321
Deferred income tax liabilities	563	581
Accrued postretirement benefits	661	687
Other long–term liabilities	309	310
Total liabilities	7,815	7,898
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2012 and March 31, 2012	—	—
Additional paid–in capital	1,659	1,659
Accumulated deficit	(1,288)	(1,379)
Accumulated other comprehensive loss	(275)	(191)
Total equity of our common shareholder	96	89
Noncontrolling interests	33	34
Total equity	129	123
Total liabilities and equity	$7,944	$8,021

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Three Months Ended June 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$91	$77
Adjustments to determine net cash used in operating activities:
Depreciation and amortization	73	89
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(16)	(24)
Gain on assets held for sale	(5)	—
Deferred income taxes	(16)	37
Write–off and amortization of fair value adjustments, net	8	3
Equity in net loss of non–consolidated affiliates	2	2
(Gain) loss on foreign exchange remeasurement of debt	(7)	—
(Gain) loss on sale of assets	(2)	1
Amortization of debt issuance costs	4	4
Other, net	1	14
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from acquisitions and divestitures):
Accounts receivable	16	(92)
Inventories	(75)	(81)
Accounts payable	19	(70)
Other current assets	(31)	(13)
Other current liabilities	(54)	(83)
Other noncurrent assets	(2)	9
Other noncurrent liabilities	(11)	12
Net cash used in operating activities	(5)	(115)
INVESTING ACTIVITIES
Capital expenditures	(167)	(67)
Proceeds from sales of assets
— third parties	10	—
— related parties	2	—
Proceeds from investment in and advances to non–consolidated affiliates, net	—	1
Proceeds (outflow) from related party loans receivable, net	2	(6)
Proceeds (outflow) from settlement of other undesignated derivative instruments, net	1	(7)
Net cash used in investing activities	(152)	(79)
FINANCING ACTIVITIES
Proceeds from issuance of debt	12	3
Principal payments	(5)	(5)
Short–term borrowings, net	92	190
Dividends, noncontrolling interest	(1)	—
Net cash provided by financing activities	98	188
Net decrease in cash and cash equivalents	(59)	(6)
Effect of exchange rate changes on cash	5	2
Cash and cash equivalents — beginning of period	317	311
Cash and cash equivalents — end of period	$263	$307

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended
(in millions)	June 30,
	2012	2011
Net income attributable to our common shareholder	$91	$62
Noncontrolling interests	—	(15)
Income tax provision	(21)	(59)
Interest, net	(73)	(73)
Depreciation and amortization	(73)	(89)
EBITDA	258	298

Unrealized gain on derivatives	13	25
Realized gain on derivative instruments not included in segment income	2	2
Proportional consolidation	(11)	(13)
Gain on assets held for sale	5	—
Restructuring charges, net	(5)	(19)
Other income, net	(5)	(3)
Adjusted EBITDA	$259	$306

The following table shows the negative “Free cash flow” for the three months ended June 30, 2012 and 2011 and the ending balances of cash and cash equivalents (in millions).

	Quarter Ended June 30,
	2012	2011
Net cash used in operating activities	$(5)	$(115)
Net cash used in investing activities	(152)	(79)
Less: Proceeds from sales of assets	12	0
Free cash flow	$(169)	$(194)
Ending cash and cash equivalents	$263	$307

The following table shows Net Income attributable to our common shareholder excluding Special Items for the three months ended June 30, 2012 and 2011 (in millions).

	Quarter Ended June 30,
	2012	2011

Net Income	$91	$62
Special Items:
Gain on assets held for sale	(5)	—
Restructuring charges	5	19
Tax effect on Special Items	—	5
Net Income, excluding Special Items	$91	$76